Exhibit 10.3
AMENDED AND RESTATED LICENSE AGREEMENT
     THIS LICENSE AGREEMENT, effective the 28th day of February, 1997 (“License”) by and between Widmer Brothers Brewing Company, an Oregon corporation with offices at 929 North Russell, Portland, Oregon 97227 (“Widmer Brewing”) and Widmer’s Wine Cellars, Inc. (“Widmer’s Wine”), a New York corporation with offices at 1 Lake Niagara Lane, Naples, New York 14424, and Canandaigua Wine Company, Inc. (“Canandaigua”) a Delaware corporation also with offices at 116 Buffalo Street, Canandaigua, New York 14424, parent of Widmer’s Wine.
PREMISES:
     WHEREAS, Widmer’s Wine is the registered owner of the trademark “Widmer” as registered in the United States Patent and Trademark Office under Registration Numbers 767,274 and 1,415,215 (“Trademarks”); and
     WHEREAS, Widmer Brewing has used the mark Widmer and Widmer Brewing on beer in Oregon since at least as early as 1985, in Alaska since at least as early as 1992, in California since at least as early as 1990, in Colorado since at least as early as 1994, in Georgia since at least as early as 1995, in Idaho since at least as early as 1992, in Illinois since at least as early as 1995, in Maryland since at least as early as 1995, in Massachusetts since at least as early as 1995, in Minnesota since at least as early as 1995, in Montana since at least as early as 1994, in Nevada since at least as early as 1995, in New York since at least as early as 1995, in Virginia since at least as early as 1995, in Washington since at least as early as 1985, in Washington, D.C. since at least as early as 1995, in Wisconsin since at least as early as 1995, and in Wyoming since at least as early as 1994; and
     WHEREAS, Widmer Brewing has since November of 1995 also used the marks WIDMER BROTHERS and WIDMER BROTHERS BREWING; and
     WHEREAS, Widmer Brewing desires to continue to use on an exclusive basis the trademarks WIDMER, WIDMER BREWING, WIDMER BROTHERS and WIDMER BROTHERS BREWING on beer and malt beverage products, whiskey, hard cider and root beer and any apparel and promotional items related thereto (collectively, “Products”), in the United States of America (“Territory”); and
     WHEREAS, Widmer Brewing desires to use the trademarks WIDMER, WIDMER BREWING, WIDMER BROTHERS and WIDMER BROTHERS BREWING on a non-exclusive basis on cider and soft drinks and on apparel and promotional items related thereto (collectively, “Other Products”) in the Territory; and
     WHEREAS, Widmer’s Wine is willing, subject to terms and conditions hereof, to grant a license to use Widmer; and
     WHEREAS, Widmer Brewing desires to be able to use other trademarks from time to time containing the terms WIDMER or WIDBIER;

     NOW, THEREFORE, in consideration of these premises and the promises herein, Widmer Brewing and Widmer’s Wine agree as follows:
     1. Grant of License. In consideration of One Million Dollars ($1,000,000), and other good and valuable consideration, Widmer’s Wine grants to Widmer Brewing an exclusive license to Widmer Brewing to use WIDMER, alone, or in connection with any other marks containing the term WIDMER, including, but not limited to, WIDMER BROTHERS, WIDMER BREWING, and WIDMER BROTHERS BREWING, in connection with the manufacture, distribution and sale of the Products in the Territory, and Widmer Brewing accepts such license subject to the terms and conditions hereinafter set forth. Widmer’s Wine also grants to Widmer Brewing an nonexclusive license to Widmer Brewing to use WIDMER, alone, or in connection with any other marks containing the term WIDMER, including, but not limited to, WIDMER BROTHERS, WIDMER BREWING, and WIDMER BROTHERS BREWING, in connection with the manufacture, distribution and sale of the Other Products in the Territory, and Widmer Brewing accepts such license subject to the terms and conditions hereinafter set forth. Widmer Brewing and Widmer’s Wine agree that these licenses shall be perpetual and shall be royalty-free. The licenses shall not be deemed to prevent Widmer’s Wine from using the Trademarks as it chooses in connection with its businesses including, without limitation, promotion, marketing and advertising to support sales of its wines and wine coolers, except that Widmer’s Wine shall not use (or in any way authorize or license to a third party) the Trademarks in connection with the Products, and shall use the Trademarks on Other Products in a different, distinctive manner from prior use by Widmer Brewing, and Widmer Brewing shall use the Trademarks on Other Products in a different, distinctive manner from prior use by Widmer’s Wine.
     2. WIDBIER. Widmer Brewing hereby assigns its common law rights (if any) to the trademark “WIDBIER” to Widmer’s Wine, and will assign ownership of the trademark “WIDBIER,” if and when it is registered in the United States Patent and Trademark Office based on intent to use Application Number 74718399, to Widmer’s Wine. For purposes of this Agreement, “WIDBIER” shall be deemed a Trademark hereunder. Widmer’s Wine hereby grants to Widmer Brewing an exclusive license to use WIDBIER, and any other marks containing the term WIDBIER, in connection with the manufacture, distribution and sale of the Products in the Territory, and Widmer Brewing accepts such license subject to the terms and conditions of this Agreement. Widmer Brewing and Widmer’s Wine agree that this license shall be perpetual and shall be royalty-free. Widmer’s Wine shall not use (or in any way authorize or license to a third party) the WIDBIER Trademark.
     3. Covenants Regarding Ownership and Use of Trademarks in the Territory.
i)	Except as expressly provided herein, Widmer’s Wine shall maintain and keep current all right, title, and interest in and to the Trademarks and the goodwill associated therewith;

ii)	Widmer Brewing acknowledges this Agreement does not grant to Widmer Brewing any right, title, or interest in or to the Trademarks or the goodwill associated therewith;

iii)	Except as expressly provided herein, Widmer Brewing acknowledges that Widmer’s Wine has the sole right, title and interest in and to the Trademarks and the goodwill associated therewith, and Widmer Brewing shall never challenge Widmer’s Wine’s right, title or interest therein or thereto and shall not, directly or indirectly, seek to register the Trademarks or any mark confusingly similar thereto; however, it is understood and agreed that “WIDBERRY” and “WIDBERRY WEIZEIN” are not confusingly similar;

iv)	Widmer Brewing shall promptly notify Widmer’s Wine in writing of any infringement or suspected infringement of the Trademarks which comes to the attention of Widmer Brewing during the term of this License and will supply information reasonably requested by Widmer’s Wine with respect to such infringement;

v)	Representative examples of Products, Other Products, and packaging, advertising and promotional material of Widmer Brewing using the Trademarks, including but not limited to, WIDMER, WIDMER BREWING, WIDBIER, WIDBIER BREWING COMPANY, WIDMER BROTHERS, or WIDMER BROTHERS BREWING, shall be available for inspection by Widmer’s Wine at Widmer Brewing premises during normal business hours, upon ten (10) days’ notice. The packaging, advertising, and promotional materials of Widmer Brewing shall not disparage or tarnish in any material manner Widmer’s Wine’s products or Trademarks.
     4. Quality and Approval. Widmer Brewing hereby agrees that the Products and the Other Products shall be of a high quality at least comparable to the quality of Widmer Brewing’s Products and the Other Products and the wines and wine coolers sold by Widmer’s Wine, as of the date of this Agreement. Widmer Brewing agrees it will take reasonable steps to comply with all federal, state, local and other applicable governmental laws, rules and regulations, and in the event of a violation, Widmer Brewing can cure such violation by taking additional steps to comply in the future. Widmer Brewing, every six months, will supply Widmer’s Wine at the address provided in Section 17 for notice, one case of samples of the Products and the Other Products as sold to Widmer Brewing’s customers so that Widmer’s Wine may verify the quality of the Products and the Other Products.
     5. Termination. This Agreement is perpetual and may not be terminated by Widmer’s Wine unless Widmer Brewing: (i) defaults in the performance of any material provision of this Agreement and does not cure such default within 180 days after receipt of written notice describing such default (and if Widmer Brewing has begun to cure the default which, being capable of cure, cannot be cured within the 180 day cure period, the 180 day cure period shall be extended an additional 240 days), or (ii) files a petition in bankruptcy (or under any other insolvency law) or a petition in bankruptcy (or under any other insolvency law) is filed against it and Widmer Brewing does not object within sixty (60) days, or if Widmer Brewing is adjudicated a bankrupt, or becomes insolvent, or makes an assignment of substantially all of its assets for the benefit of its creditors, or discontinues its business involving the use of the Trademarks. In the event of any of the foregoing Widmer’s Wine shall have the right to terminate this Agreement immediately upon giving written notice of termination to Widmer Brewing.
     6. Indemnification. Each party shall indemnify and hold the other party harmless against any claim, damages, cause of action, cost or expense (including reasonable attorneys’ fees and expenses, whether incurred as the result of a third party claim or a claim to enforce this Agreement) of any nature whatever arising out of or connected with a breach of this License by such party. In no event, however, shall either party be liable to the other for any consequential, special, incidental or punitive damages of any kind.
     7. Infringement by Third Parties. In the event of infringement by third parties of any of the Trademarks which are the subject of this License, Widmer’s Wine will be in charge of all litigation against and settlement with any and all third party infringers of the Trademarks, except as provided herein. Widmer Brewing will cooperate in any such action, in accordance with this Section. If cooperation is required, Widmer Brewing will cooperate with Widmer’s Wine as requested by Widmer’s Wine, at Widmer’s Wine’s expense in accordance with this Section, in connection with any action taken by Widmer’s Wine in its judgment against such potential infringer(s). The following provisions (i) through (iv) specify the parties respective obligations with respect hereto:
     (i) Such cooperation by Widmer Brewing will include, without limitation, providing its personnel to appear as witnesses at depositions or in court, furnishing documents and information, executing all necessary documents, and being joined as a party to any legal proceedings.
     (ii) Except as provided in subsections (iii) and (iv) of this Section, the cost of any litigation or other action against potential infringers will be borne entirely by Widmer’s Wine. Widmer’s Wine will reimburse Widmer Brewing, within thirty (30) days after request from Widmer Brewing, for any travel expenses, photocopying expenses, and the like (but excluding salary or comparable expenses as well as fees and expenses charged by separate counsel, if any, engaged by Widmer Brewing) incurred by it at Widmer’s wine’s request in connection with any such infringement action. Any recovery of damages or attorney’s fees in such actions, or in settlement of such actions or disputes, will belong entirely to Widmer’s Wine.
     (iii) Widmer’s Wine will consult with Widmer Brewing during the course of any third party infringement and legal proceedings hereunder. Widmer Brewing shall be named as co-plaintiff in any adversarial proceeding where either (a) the infringement significantly impacts the present or future sales of Products (or any items sold by Widmer Brewing pursuant to license under this Agreement), or (b) the alleged infringer is also infringing the trade dress, packaging or trademarks of Widmer Brewing. When named as a co-plaintiff Widmer Brewing shall have the right to participate in any such adversarial proceeding through its counsel of record at its own expense. If Widmer Brewing named as a co-plaintiff (or if litigation ensues in which Widmer Brewing would have the right to be named as a co-plaintiff), then Widmer Brewing shall have the right to approve any settlement of any infringement matters whether it has been the subject of litigation or simply negotiation. Any such approval shall not be unreasonably withheld or delayed. If Widmer Brewing has no right to be named as a co-plaintiff, then Widmer Brewing shall have the right to approve any settlement in connection with such proceedings if it materially affects Widmer Brewing’s use of any of the Trademarks. Any such approval shall not be unreasonably withheld or delayed. If Widmer Brewing has no right to be named as a co-plaintiff, Widmer’s wine will not be required to seek Widmer Brewing’s consent to any settlement if such settlement does not (a) compromise the title, validity or ownership of any Trademark(s); (b) involve continued use of the allegedly infringing trademark; (c) create any obligation on behalf of Widmer Brewing or subject Widmer Brewing to any fine, penalty or monetary damages or award of any kind whatsoever; or (d) materially affect Widmer Brewing’s use of any of the Trademarks.
     (iv) Upon notification by Widmer Brewing of an apparent infringer, Widmer’s Wine shall have forty-five (45) days to decide whether or not to pursue an instance of alleged infringement, except that when Widmer Brewing notifies Widmer’s wine of its desire to seek preliminary injunctive relief (“Relief”) with regard thereto, and Widmer Brewing supplies Widmer’s Wine with evidence in the reasonable judgment of Widmer’s Wine sufficient to obtain such Relief, then, in such instance, Widmer’s Wine shall have five (5) days to decide whether or not to seek such Relief. In the event that Widmer’s Wine should decide not to pursue an instance of alleged infringement of the Trademarks, or fails to communicate any decision to Widmer Brewing, then Widmer Brewing, with the cooperation of Widmer’s Wine in the same manner provided herein for Widmer Brewing’s cooperation with Widmer’s Wine, shall be entitled to proceed against the alleged infringer at Widmer Brewing’s expense, and any and all recoveries obtained in such litigation and settlement will accrue solely to the benefit of Widmer Brewing. However, without the prior written consent of Widmer’s Wine, Widmer Brewing shall have no right to settle such infringement matter by compromising title, validity or ownership of any Trademark(s); allowing continued use of the allegedly infringing trademark; creating any obligation on behalf of Widmer’s Wine or by subjecting Widmer’s Wine to any fine, penalty or monetary damages or award of any kind whatsoever.
     8. Waiver. If either party breaches this Agreement and the other party waives such breach or fails for whatever reason to take any action with respect thereto, such waiver or failure to take action with regard to such breach shall not constitute a waiver of any other prior or subsequent breach of this Agreement.
     9. Independent Contractors. With respect to performance under this Agreement, the parties acknowledge that their relationship is that of independent contractors. Neither party shall have the right to bind the other in relationships with third parties. Nothing herein shall be construed or interpreted to create a joint venture or any other relationship between the parties.
     10. Severability. It is intended that each paragraph and provision of this Agreement shall be viewed as separate and divisible, and if any paragraph or provision shall be held to be invalid, the remaining paragraphs and provisions shall continue to be in full force and effect.

     11. Assignment. Except as provided in the last sentence of this Section 11, either party may freely assign, mortgage, sublicense, or otherwise encumber or transfer by agreement or by operation of law its rights and obligations under this Agreement without the prior written consent of the other, provided that the proposed assignee must execute and deliver to the other party a document by which the assignee agrees to undertake all burdens and obligations of assigning party under this Agreement and be bound by this Agreement as if an original signatory thereto. Widmer Brewing shall be liable for the performance of duties and obligations of its permitted sublicensees. Without the consent of Widmer Brewing, Widmer’s Wine and Canandaigua may not assign or otherwise transfer their rights and obligations under this Agreement to a company the principal business of which, or a substantial or significant portion of which, is as a malt beverage brewer.
     12. Binding Effect. All covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective executors, administrators, heirs at law, successors in interest, permitted assigns and any person acting in a representative capacity to any of the foregoing.
     13. Termination of Prior License. The previous License Agreement dated January 15, 1996 between the parties is hereby amended, restated and superseded by this Agreement, and the previous License Agreement is void and of no effect.
     14. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to its subject matter and cannot be modified, changed or amended except in writing executed by the parties hereto, or their successors.
     15. Construction. Each of the parties agrees that it has reviewed and participated in the drafting of this Agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any revision or addendum hereto.
     16. Guarantee of Obligation. Canandaigua guarantees all the obligations of Widmer’s Wine set forth in this Agreement.
     17. Notices. Any notices to be given hereunder shall be considered duly given, if sent by telefacsimile with evidence of receipt or by recognized courier service with evidence of receipt to:

If to Widmer’s Wine:	Robert S. Sands, Esq.
Canandaigua Wine Company, Inc.
116 Buffalo Street
Canandaigua, New York 14424
Telefacsimile No. 716-396-7675

If to Widmer Brewing:	Mr. Kurt Widmer
Widmer Brothers Brewing Company
929 North Russell
Portland, Oregon 97227
Telefacsimile No. 603-281-1496

With a copy to:	Kermit A. Brashear, Esquire Brashear & Ginn
800 Farnam Plaza
1623 Farnam Street
Omaha, Nebraska 68102-2106
Telefacsimile No. 402-348-1111
     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first set forth above.

WIDMER BROTHERS BREWING COMPANY, INC.		WIDMER’S WINE CELLARS, INC.

By:	/s/ Kurt Widmer	By:	/s/ Robert S. Sands
Its: Pres		Its: Secretary

CANANDAIGUA WINE COMPANY, INC.

		By:	/s/ Robert S. Sands

Its: Executive Vice President, General Counsel